NORDION
                                                    INTERNATIONAL INC.

January 28, 1992


MDS Health Group Ltd.
100 International Blvd.
Etobicoke, Ontario
M9W 6J6

Re:      MDS $300,000 Convertible Subordinated
         Debenture dated July 1, 1991
         ----------------------------

Dear Sir:

Please find set out below Assignment by MDS Health Group Inc. ("MDS") to Nordion International Inc. ("Nordion") pertaining to:

i) the $300,000 Convertible Subordinated Debenture between MDS and Vindicator of Florida, Inc. (now known as Vindicator, Inc.) dated July 1, 1991; and

ii) the Agreement between MDS and Vindicator of Florida, Inc. (now known as Vindicator, Inc.) dated July 9, 1991 providing for the right in favour of Nordion to convert $2.1 million U.S. indebtedness of Vindicator, Inc. into Common Stock of Vindicator, Inc.

                                   ASSIGNMENT
                                   ----------

     MDS Health Group Inc., a Delaware corporation, ("Assignor") in consideration of good and valuable consideration the sufficiency of which is hereby acknowledged, does hereby sell, assign and transfer to Nordion International Inc., a Canadian corporation, ("Assignee") all its right, title and interest in and to the Convertible Subordinated Debenture and the Agreement (providing for the right to convert $2.1 million U.S. indebtedness into the Common Stock of Vindicator, Inc.) made by it with Vindicator of Florida, Inc. (now known as Vindicator, Inc.) respectively dated July 1st 1991 and July 9, 1991, and attached hereto.

         IN WITNESS WHEREOF the said Assignor has executed this Assignment on the 21 day of February, 1992.



                                                           MDS Health Group Inc.


                                                        By:/s/ B.R. Moffatt
                                                           ---------------------

If you would be so kind as to have the Assignment executed by a duly authorized representatives of MDS and returned to my attention, it would be appreciated. In the event I may be of further assistance with regards to the foregoing, please do not hesitate to contact me.

Yours truly,
/s/ Neil J. Gotfrit
---------------------
Neil J. Gotfrit
Legal Counsel

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Enclosures